Exhibit 99.1

Signet Jewelers Reports Second Quarter Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--August 25, 2016--Signet Jewelers Limited (“Signet”) (NYSE: SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended July 30, 2016 (“second quarter Fiscal 2017”).

Summary:

  Same store sales down 2.3%. Total sales $1.4 billion down 2.6%. Total sales at constant exchange rate down 1.3%.
  Second quarter Fiscal 2017 diluted earnings per share ("EPS") $1.06. Adjusted EPS $1.14.
  Zale integration continues to progress well. On track to deliver cumulative synergies of $158 million to $175 million by end of this fiscal year and $225 million to $250 million by end of next fiscal year.
  Repurchased over 2.8 million shares in second quarter for $250 million along with insider buying.
  Credit review process proceeding according to plan.
  Leonard Green & Partners ("LGP") commits to $625 million convertible preferred investment in Signet.
  Annual financial guidance revised downward based on current trends.

Mark Light, Chief Executive Officer of Signet Jewelers said, “We are disappointed by our Q2 results and market conditions have been challenging particularly in the energy-dependent regions. This has contributed to a downward revision in our annual guidance.

"We achieved some important wins in the second quarter. Select diamond fashion jewelry, bracelets, and earrings sold well. We saw success in a variety of selling channels including outlets, kiosks, and on-line due to improvements in our consumer websites and mobile sites. The Zale integration is running well and synergies remain on target. We remain confident in the medium and long-term prospects of our business.

"Demonstrating our confidence in our company, we repurchased nearly four percent of our outstanding common stock during the quarter coupled with purchases by our Directors and Officers. As announced, and in a further demonstration of confidence in our company, LGP, one of the world's preeminent retail investors, agreed to purchase a $625 million stake in Signet. Finally, our credit review process is proceeding according to plan.”

Mr. Light concluded, "We have experience and success in navigating through the kind of uncertain business conditions we are seeing today. We are confident that our organization will do so again this year. We are intensely focused on preparations for the fourth quarter when we will launch new initiatives around merchandising, marketing, digital, and the customer experience. I want to thank all Signet team members for their dedication and hard work as we move in to the all-important holiday season.”

EPS Analysis:

Second quarter EPS was $1.06. Second quarter Adjusted EPS was $1.14. EPS can be reconciled to Adjusted EPS as follows:

	Adjustments
EPS	Purchase accounting	Integration	Adjusted EPS[1]
$1.06	$(0.04)	$(0.04)	$1.14
1.	Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and integration costs in relation to the Zale acquisition and its integration into Signet. See non-GAAP reconciliation tables. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and integration costs. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Integration is consulting costs associated with information technology ("I/T") implementations and severance related to organizational changes.

Financial Guidance:

13 weeks ended October 29, 2016 (3rd Quarter)
Same store sales	(5.0%) to (3.0%)
EPS	$0.06 to $0.15
Adjustments (purchase accounting and integration costs)	($0.11) to ($0.10)
Adjusted EPS	$0.17 to $0.25

Third quarter guidance includes the effect of the harmonization of Signet’s compensated absence policies (e.g. vacation) which is expected to result in a $0.07 benefit to EPS.

Fiscal 2017 (Annual)
Same store sales	(2.5%) to (1.0%)
EPS	$6.90 to $7.22
Adjustments (purchase accounting and integration costs)	($0.35) to ($0.33)
Adjusted EPS	$7.25 to $7.55

Effective tax rate	27% to 28%
Capital expenditures	$280 million to $320 million
Net selling square footage growth	3.0% to 3.5%

Capital expenditures guidance has been reduced along with select income statement metrics. Capital expenditures are driven this year primarily by new Kay stores, store remodels, and I/T to support global implementations. Most of Signet’s new square footage growth is slated for real estate channels other than enclosed malls.

Cumulative Net Synergies
Fiscal 2017 (Fiscal 2016 plus Fiscal 2017)	$158 million to $175 million
Fiscal 2018 (Fiscal 2016 plus Fiscal 2017 plus Fiscal 2018)	$225 million to $250 million
Fiscal 2017 Store and Kiosk Changes
Net selling
	Gross locations	Net locations	square feet
Kay Jewelers	+60 to +70	+55 to +65	+7% to 8%
Jared	+8 to +10	+5 to +7	+2% to 3%
Zales	+30 to +35	+15 to +20	+2% to 3%
Peoples	0 to +3	~0	~0
Regional stores in total	0	-45 to -50	-10% to -11%
Piercing Pagoda	+35 to +40	+20 to +30	+1% to +2%
H.Samuel	+12 to +15	+10 to +12	+1% to +2%
Ernest Jones	0 to +3	~0	~0
Signet Total	+145 to +176	+55 to +89	+3.0% to +3.5%

Second quarter Fiscal 2017 Sales Highlights:

Signet's total sales were $1,373.4 million, down $37.2 million or 2.6%, with approximately 50% of the decline from the oil patch. This compares to $1,410.6 million in the 13 weeks ended August 1, 2015 ("second quarter Fiscal 2016"). Total sales on a constant currency basis declined 1.3%. Same store sales decreased 2.3% compared to an increase of 4.2% in the second quarter Fiscal 2016. The decline was fairly broad-based across most store banners and merchandise categories and was particularly pronounced in energy-producing regions. Ecommerce sales in the second quarter Fiscal 2017 were $69.6 million, or 5.1% of sales, up $3.7 million, or 5.6%, compared to $65.9 million in the second quarter Fiscal 2016. By operating segment:

  Sterling Jewelers' same store sales decreased 3.1%. Average transaction value ("ATV") decreased 0.8%. This was due to relatively stronger sales of several fashion and diamond jewelry collections as compared to higher-priced bridal jewelry. Lower sales of the Charmed Memories collection partially offset the ATV decline. The number of transactions decreased 3.0%. This was due to lower sales of the Charmed Memories collection which tends to be highly transactional.
  Zale Jewelry's same store sales decreased 3.0%. ATV increased 1.2% driven by higher sales of select diamond jewelry collections. The number of transactions decreased 4.0% due to lower sales in the Persona beads collection which tends to be highly transactional.
  Piercing Pagoda's same store sales increased 6.4%. ATV increased 17.0%, while the number of transactions decreased 7.7%. The higher sales were driven principally by strong sales of gold chains and diamond jewelry. Transactions declined primarily due to fewer piercings.
  UK Jewelry's same store sales increased 0.8%. ATV increased 2.5% driven principally by strong sales of diamond jewelry and prestige watches. The number of transactions decreased 3.0% due primarily to lower sales in fashion watches.
Sales change from previous year
			Total sales
	Same	Non-same	at constant	Exchange
Second quarter	store	store	exchange	translation	Total	Total sales
Fiscal 2017	sales¹	sales, net²	rate³	impact	sales	(in millions)

Kay	(0.5)%	1.2%	0.7%	—%	0.7%	533.5
Jared	(7.6)%	2.2%	(5.4)%	—%	(5.4)%	270.1
Regional brands	(5.1)%	(11.8)%	(16.9)%	—%	(16.9)%	35.8
Sterling Jewelers division	(3.1)%	0.9%	(2.2)%	—%	(2.2)%	$839.4
Zales Jewelers	(1.5)%	3.2%	1.7%	—%	1.7%	$266.5
Gordon’s Jewelers	(15.0)%	(11.3)%	(26.3)%	—%	(26.3)%	$12.3
Zale US Jewelry	(2.2)%	2.2%	—%	—%	—%	$278.8
Peoples Jewellers	(6.2)%	1.8%	(4.4)%	(3.4)%	(7.8)%	$45.8
Mappins	(10.8)%	(5.0)%	(15.8)%	(4.2)%	(20.0)%	$6.4
Zale Canada Jewelry	(6.8)%	0.9%	(5.9)%	(3.6)%	(9.5)%	$52.2
Zale Jewelry	(3.0)%	2.0%	(1.0)%	(0.6)%	(1.6)%	$331.0
Piercing Pagoda	6.4%	1.4%	7.8%	—%	7.8%	$57.0
Zale division	(1.7)%	1.9%	0.2%	(0.5)%	(0.3)%	$388.0
H.Samuel	(0.4)%	1.1%	0.7%	(10.5)%	(9.8)%	$68.8
Ernest Jones	1.9%	1.2%	3.1%	(10.8)%	(7.7)%	$76.4
UK Jewelry division	0.8%	1.2%	2.0%	(10.7)%	(8.7)%	$145.2
Other segment	—%	(78.4)%	(78.4)%	—%	(78.4)%	0.8
Signet	(2.3)%	1.0%	(1.3)%	(1.3)%	(2.6)%	$1,373.4
Adjusted Signet[3]					(2.9)%	1,376.9

Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Non-GAAP measure.

Second quarter Fiscal 2017 Financial Highlights:

Gross margin was $464.9 million or 33.9% of sales, down 90 basis points versus second quarter Fiscal 2016, due to lower sales partially offset by less purchasing accounting. Adjusted gross margin rate was 34.0%, down 130 basis points from second quarter Fiscal 2016. The lower adjusted gross margin rate was due principally to lower sales, higher bad debt expense primarily due to growth in the receivables portfolio, and de-leverage on fixed costs such as store occupancy.

  Sterling Jewelers gross margin decreased $23.6 million compared to second quarter Fiscal 2016. The division's gross margin rate decreased 200 basis points due to the same reason as Signet overall.
  Zale gross margin increased $2.4 million, or 70 basis points, compared to second quarter Fiscal 2016. Included in gross margin were unfavorable purchase accounting adjustments totaling $3.1 million compared to $9.3 million in prior year. Adjusted gross margin in the Zale division decreased $3.8 million, or 50 basis points, compared to second quarter Fiscal 2016. The favorable impact of synergies was more than offset by the unfavorable impact of lower sales.
  UK Jewelry gross margin decreased $5.5 million compared to prior year second quarter, and the gross margin rate decreased 130 basis points. The gross margin rate decline was driven principally by lower total sales and merchandise margin de-leverage as a result of currency exchange rates.

Selling, general, and administrative expense ("SGA") was $415.7 million or 30.3% of sales compared to $452.8 million or 32.1% of sales in second quarter Fiscal 2016. Included in second quarter SGA are adjustments of $6.6 million in Fiscal 2017 and adjustments of $39.4 million in Fiscal 2016.

  Second quarter Fiscal 2017 adjusted SGA was $409.1 million or 29.7% of adjusted sales compared to $413.4 million or 29.2% in the prior year. The 50 basis points of de-leverage was due to lower sales partially offset by cost control and synergies.
  The adjusted SGA decline of $4.3 million, or 1.0%, was due to solid management of store, corporate, and advertising expenses (including synergies) offset in part by $5 million of consulting and related expenses the Company incurred related to unsubstantiated claims against Signet's business integrity.

Other operating income was $70.7 million compared to $62.8 million in the prior year second quarter, up $7.9 million or 12.6%. The increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

In second quarter Fiscal 2017 Signet's operating income was $119.9 million, or 8.7% of sales, compared to $100.8 million, or 7.2% of sales, in second quarter Fiscal 2016. Included in second quarter operating income are adjustments of $9.7 million in Fiscal 2017 and $48.7 million in Fiscal 2016. Adjusted operating income was $129.6 million, or 9.4% of adjusted sales, compared to $149.5 million, or 10.5% of adjusted sales in the prior year.

Operating income, net ($ in millions)	Second Quarter Fiscal 2017		Second Quarter Fiscal 2016
	$	% of sales	$	% of sales
Sterling Jewelers division	140.9	16.8%	157.8	18.4%
Zale division[1]	0.3	0.1%	(2.1)	(0.5)%
UK Jewelry division	1.7	1.2%	3.2	2.0%
Other[2]	(23.0)	nm	(58.1)	nm
1.	In the second quarter Fiscal 2017, Zale division includes net operating loss impact of $4.4 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating income was $4.7 million or 1.2% of sales. The Zale division operating income was composed of $0.5 million from Zale Jewelry and a $0.2 million loss from Piercing Pagoda. In the second quarter Fiscal 2016, Zale division includes net operating loss impact of $5.1 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating income was $3.0 million or 0.7% of sales. The Zale division operating loss included $2.0 million from Zale Jewelry and $0.1 million from Piercing Pagoda.
2.	Other includes second quarter adjustments of $5.3 million and $43.6 million for Fiscal 2017 and 2016, respectively. Fiscal 2017 adjustments are consulting costs associated with I/T implementations and severance related to organizational changes. Fiscal 2016 adjustments related to the appraisal rights legal settlement as well as advisor fees for legal, tax, and I/T implementations.
nm	Not meaningful.

Income taxes were $26.1 million, compared to $27.5 million in second quarter Fiscal 2016, resulting in a second quarter Fiscal 2017 effective tax rate of 24.2%, versus 30.7% in second quarter Fiscal 2016, driven by the anticipated annual mix of pre-tax income by jurisdiction.

Balance Sheet and Other Highlights

Cash and cash equivalents were $118.7 million as of July 30, 2016 compared to $159.8 million as of August 1, 2015. The lower cash position was primarily due to higher share repurchases and capital expenditures partially offset by cash provided by operating activities. In Fiscal 2017, Signet has repurchased 3.9 million shares for $375.0 million at an average cost of $95.49 per share. As of July 30, 2016, there was $510.6 million remaining under Signet's share repurchase authorization program.

The Sterling Jewelers division in-house net accounts receivable were $1,615.6 million as of July 30, 2016, up 8.9% compared to $1,483.1 million as of August 1, 2015. The increase was driven primarily by a higher in-house credit penetration rate as well as higher ATV purchases which require monthly payments of higher amounts in dollars but lower amounts by percentage thereby resulting in a higher receivables outstanding.

The Sterling Jewelers division in-house credit participation rate was 63.1% in second quarter Fiscal 2017 compared to 62.6% for the same period in the prior year, as the impact of better credit marketing and store execution more than offset lower approval rates and applications.

  For the second quarter Fiscal 2017, finance charge income was $70.1 million and net bad debt was $55.3 million -- a favorable difference of $14.8 million. This was favorable to the prior year period by $1.3 million.
  Non-performing loans and the total valuation allowance as a percentage of gross receivables were 4.4% and 7.4%, respectively, at the end of second quarter Fiscal 2017. Both ratios were up 10 basis points from the prior year second quarter. Sequentially, first quarter to second quarter, the changes in the aging metrics this year compared to prior year were the same.

Net inventories were virtually flat at $2.4 billion, as the effects of more stores and sound merchandise management nearly offset one another.

Loans and overdrafts (a.k.a. short-term debt) was $238.6 million, up $158.4 million due primarily to use of the revolving credit facility for share repurchase.

Long-term debt was $1,330.5 million, down $9.6 million due to servicing the loan principal related to the financing of the Zale acquisition.

Signet has a diversified real estate portfolio. Based upon sales, slightly more than half of Signet's selling square footage is in enclosed malls and nearly half is in a variety of other real estate types. On July 30, 2016, Signet had 3,618 stores totaling 5.0 million square feet of selling space. Compared to prior year-end, store count decreased by 7 stores.

Store count	Jan 30, 2016	Openings	Closures	Jul 30, 2016
Kay	1,129	18	(2)	1,145
Jared	270	1	(1)	270
Regional brands	141	—	(12)	129
Sterling Jewelers division	1,540	19	(15)	1,544
Zales	730	18	(9)	739
Gordons	59	—	(11)	48
Peoples	145	—	(3)	142
Mappins	43	—	(5)	38
Total Zale Jewelry	977	18	(28)	967
Piercing Pagoda	605	13	(15)	603
Zale division	1,582	31	(43)	1,570
H.Samuel	301	—	—	301
Ernest Jones	202	2	(1)	203
UK Jewelry division	503	2	(1)	504
Signet	3,625	52	(59)	3,618

Credit Strategy Update:

Signet’s credit review process is progressing well. As previously disclosed, the Company is reviewing a range of options from optimizing the current in-house credit business to outsourcing the function to a partner and enabling Signet to gain greater financial flexibility. Signet is in the early stages and has thus far both identified opportunities to enhance the existing credit business and is also pleased with the level of interest in purchasing or partnering on its credit book. We look forward to receiving input from our new partner, Leonard Green, as we move through the remainder of the credit review. Signet will update investors as appropriate over the coming months.

Quarterly Dividend:

Reflecting the Board's confidence in the strength of the business, Signet's ability to invest in growth initiatives, and the Board's commitment to building long-term shareholder value, a quarterly cash dividend of $0.26 per Signet Common Share was declared for the third quarter of Fiscal 2017 payable on November 28, 2016 to shareholders of record on October 28, 2016, with an ex-dividend date of October 26, 2016.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in:	1-647-788-4901	Conference ID: 31212966

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation's operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016 and Part II, Item 1A of this Form 10-Q. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The below tables reflect the impact of costs associated with the acquisition of Zale Corporation. Management finds the information useful to analyze the results of the business excluding these items in order to appropriately evaluate the performance of the business without the impact of significant and unusual items. Management views acquisition-related impacts as events that are not necessarily reflective of operational performance during a period. In particular, management believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Non-GAAP Reconciliation for the second quarter ended July 30, 2016 (in mil. of $ except per share data)
			Purchase	Integration
	Signet		Accounting(1)	Costs(2)	Adjusted Signet
Sales	1,373.4	100.0%	(3.5)	—	1,376.9	100.0%
Cost of sales	(908.5)	(66.1)%	0.4	—	(908.9)	(66.0)%
Gross margin	464.9	33.9%	(3.1)	—	468.0	34.0%
Selling, general and administrative expenses	(415.7)	(30.3)%	(1.3)	(5.3)	(409.1)	(29.7)%
Other operating income, net	70.7	5.1%	—	—	70.7	5.1%
Operating income	119.9	8.7%	(4.4)	(5.3)	129.6	9.4%
Interest expense, net	(11.9)	(0.8)%	—	—	(11.9)	(0.9)%
Income before income taxes	108.0	7.9%	(4.4)	(5.3)	117.7	8.5%
Income taxes	(26.1)	(1.9)%	1.7	2.0	(29.8)	(2.1)%
Net income	81.9	6.0%	(2.7)	(3.3)	87.9	6.4%
Earnings per share – diluted	1.06		(0.04)	(0.04)	1.14
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the amortization of acquired intangibles.
2.	Integration costs are severance and consulting costs associated with organizational changes and I/T implementations to drive synergies.

Non-GAAP Reconciliation for the second quarter ended August 1, 2015 (in mil. of $ except per share data)
			Purchase	Transaction
	Signet		Accounting(1)	Costs(2)	Adjusted Signet
Sales	1,410.6	100.0%	(7.2)	—	1,417.8	100.0%
Cost of sales	(919.8)	(65.2)%	(2.1)	—	(917.7)	(64.7)%
Gross margin	490.8	34.8%	(9.3)	—	500.1	35.3%
Selling, general and administrative expenses	(452.8)	(32.1)%	4.2	(43.6)	(413.4)	(29.2)%
Other operating income, net	62.8	4.5%	—	—	62.8	4.4%
Operating income	100.8	7.2%	(5.1)	(43.6)	149.5	10.5%
Interest expense, net	(11.1)	(0.8)%	—	—	(11.1)	(0.8)%
Income before income taxes	89.7	6.4%	(5.1)	(43.6)	138.4	9.7%
Income taxes	(27.5)	(2.0)%	1.8	6.5	(35.8)	(2.5)%
Net income	62.2	4.4%	(3.3)	(37.1)	102.6	7.2%
Earnings per share – diluted	0.78		(0.04)	(0.46)	1.28
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization of acquired intangibles.
2.	Transaction costs are adjustments related to the appraisal rights legal settlement as well as advisor fees for legal, tax, and I/T implementations.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		26 weeks ended

(in millions, except per share amounts)	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Sales	1,373.4	1,410.6	2,952.3	2,941.2
Cost of sales	(908.5)	(919.8)	(1,887.0)	(1,884.5)
Gross margin	464.9	490.8	1,065.3	1,056.7
Selling, general and administrative expenses	(415.7)	(452.8)	(878.4)	(906.0)
Other operating income, net	70.7	62.8	145.0	126.3
Operating income	119.9	100.8	331.9	277.0
Interest expense, net	(11.9)	(11.1)	(23.7)	(22.1)
Income before income taxes	108.0	89.7	308.2	254.9
Income taxes	(26.1)	(27.5)	(79.5)	(73.9)
Net income	81.9	62.2	228.7	181.0
Earnings per share:
Basic	$1.06	$0.78	$2.94	$2.27
Diluted	$1.06	$0.78	$2.94	$2.26
Weighted average common shares outstanding:
Basic	77.1	79.7	77.8	79.8
Diluted	77.2	79.9	77.9	80.0
Dividends declared per share	$0.26	$0.22	$0.52	$0.44

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	July 30, 2016	January 30, 2016	August 1, 2015
Assets
Current assets:
Cash and cash equivalents	118.7	137.7	159.8
Accounts receivable, net	1,650.6	1,756.4	1,493.2
Other receivables	66.9	84.0	55.2
Other current assets	152.0	152.6	125.0
Income taxes	1.4	3.5	3.0
Inventories	2,418.3	2,453.9	2,414.2
Total current assets	4,407.9	4,588.1	4,250.4
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,003.1, $949.2 and $915.1, respectively	739.5	727.6	685.1
Goodwill	518.1	515.5	517.6
Intangible assets, net	424.7	427.8	437.8
Other assets	158.0	154.6	136.8
Deferred tax assets	—	—	3.2
Retirement benefit asset	49.8	51.3	40.4
Total assets	6,298.0	6,464.9	6,071.3
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	238.6	57.7	80.2
Accounts payable	195.1	269.1	194.0
Accrued expenses and other current liabilities	417.6	498.3	453.1
Deferred revenue	254.5	260.3	230.2
Income taxes	38.3	65.7	5.8
Total current liabilities	1,144.1	1,151.1	963.3
Non-current liabilities:
Long-term debt	1,330.5	1,321.0	1,340.1
Other liabilities	223.8	230.5	226.2
Deferred revenue	639.9	629.1	607.0
Deferred tax liabilities	79.8	72.5	62.5
Total liabilities	3,418.1	3,404.2	3,199.1
Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 75.6 shares outstanding (January 30, 2016: 79.4 outstanding; August 1, 2015: 79.7 outstanding)	15.7	15.7	15.7
Additional paid-in capital	281.2	279.9	269.7
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 11.6 shares (January 30, 2016: 7.8 shares; August 1, 2015: 7.5 shares)	(869.7)	(495.8)	(452.7)
Retained earnings	3,727.3	3,534.6	3,282.8
Accumulated other comprehensive loss	(275.0)	(274.1)	(243.7)
Total shareholders’ equity	2,879.9	3,060.7	2,872.2
Total liabilities and shareholders’ equity	6,298.0	6,464.9	6,071.3

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	26 weeks ended

(in millions)	July 30, 2016	August 1, 2015
Cash flows from operating activities
Net income	228.7	181.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91.8	84.5
Amortization of unfavorable leases and contracts	(9.9)	(17.6)
Pension benefit	(0.9)	—
Share-based compensation	8.8	7.1
Deferred taxation	7.3	13.9
Excess tax benefit from exercise of share awards	(1.3)	(5.1)
Amortization of debt discount and issuance costs	1.6	1.6
Other non-cash movements	0.3	2.0
Changes in operating assets and liabilities:
Decrease in accounts receivable	105.1	74.7
Decrease (increase) in other receivables and other assets	15.4	(0.5)
Decrease in other current assets	4.3	4.8
Decrease in inventories	33.8	28.4
Decrease in accounts payable	(71.7)	(80.8)
Decrease in accrued expenses and other liabilities	(75.5)	(28.6)
Increase in deferred revenue	2.7	24.0
Decrease in income taxes payable	(29.7)	(77.3)
Pension plan contributions	(1.6)	(1.5)
Net cash provided by operating activities	309.2	210.6
Investing activities
Purchase of property, plant and equipment	(101.0)	(98.9)
Purchase of available-for-sale securities	(2.6)	(1.9)
Proceeds from sale of available-for-sale securities	3.1	3.6
Net cash used in investing activities	(100.5)	(97.2)
Financing activities
Dividends paid	(37.9)	(32.1)
Proceeds from issuance of common shares	0.4	0.2
Excess tax benefit from exercise of share awards	1.3	5.1
Repayments of term loan	(7.5)	(10.0)
Proceeds from securitization facility	1,278.9	1,196.3
Repayments of securitization facility	(1,278.9)	(1,196.3)
Proceeds from revolving credit facility	318.0	—
Repayments of revolving credit facility	(118.0)	—
Payment of debt issuance costs	(2.7)	—
Repurchase of common shares	(375.0)	(81.9)
Net settlement of equity based awards	(4.8)	(8.3)
Principal payments under capital lease obligations	(0.1)	(0.6)
Repayment of short-term borrowings	(2.3)	(20.0)
Net cash used in financing activities	(228.6)	(147.6)
Cash and cash equivalents at beginning of period	137.7	193.6
Decrease in cash and cash equivalents	(19.9)	(34.2)
Effect of exchange rate changes on cash and cash equivalents	0.9	0.4
Cash and cash equivalents at end of period	118.7	159.8

CONTACT:
Signet Jewelers
Investors: James Grant, VP Investor Relations, +1 330-668-5412
Media: David Bouffard, VP Corporate Affairs, +1 330-668-5369